Exhibit 10.1 (af)

ADTRAN, INC.
AMENDED AND RESTATED VARIABLE INCENTIVE COMPENSATION PLAN

(originally effective January 1, 2006)

[Last Amended and Restated February 2, 2022]

Section 1. Purpose.

1.1 Background. The Company originally adopted the ADTRAN, Inc. Management Incentive Bonus Plan under a plan document adopted by the Board of Directors (the “Board”) of the Company on January 23, 2006 and effective January 1, 2006 (as amended, the “Plan”), and which was approved by the Company’s shareholders in May 2006. The Company renamed the Plan the ADTRAN, Inc. Variable Incentive Compensation Plan and amended and restated the Plan, effective January 1, 2011, which was approved by the shareholders of the Company at their annual meeting in May 2011. Pursuant to its authority to amend the Plan under the terms of the Plan, the Board further amended and restated the Plan, effective February 2, 2022.

1.2. General Purpose. The purpose of the Plan is as follows: (i) to provide annual cash incentives and rewards for certain officers and management employees of the Company; and (ii) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve the Company’s financial and strategic objectives.

Section 2. Definitions.

The following words and phrases as used in this Plan shall have the meanings set forth in this section unless a different meaning is clearly required by the context.

2.1 “Affiliate” shall mean, as of any date, an entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company.

2.2 “Base Compensation” shall mean a Participant’s base rate of salary prorated over the Plan Year (e.g., if a Participant’s base salary rate is $10,000 per month (or $120,000 annually) for the first six months of the Plan Year and then $15,000 per month (or $180,000 annually) for the last six months of the Plan Year, then his Base Compensation for the Plan Year for purposes of the Plan will be $150,000).

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Change in Control” shall mean the occurrence of any one of the following events, as determined under the provisions of Code Section 409A:

(a) Change in Ownership. A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of subsection (b) herein). An increase in the percentage of stock owned by any Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for

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purposes of this section. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b) Change in Effective Control. A change in the effective control of the Company occurs on the date that either:

(i) Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(ii) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A change in effective control may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control.

(c) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the rules and regulations issued under Code Section 409A shall apply.

2.5 “Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of the Company.

2.6 “Chief Operating Officer” or “COO” shall mean the Chief Operating Officer of the Company.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” shall mean the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan for each Plan Year.

2.9 “Company” shall mean ADTRAN, Inc., a Delaware corporation, and any successor thereto.

2.10 “Eligible Employee” shall mean any officer or such other management employees who are selected by the CEO or COO and recommended to the Committee for participation in the Plan for a particular Plan Year.

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2.11 “Independent Director” means a director of the Company who is independent for purposes of serving as a member of the Compensation Committee of the Board under applicable listing standards of The Nasdaq Stock Market.

2.12 “Maximum Performance Award” shall mean, for any individual for a given Plan Year, a Performance Award in an amount equal to Three Million Dollars ($3,000,000).

2.13 “Participant” shall mean an Eligible Employee approved by the Committee under Section 3 to participate in the Plan, who has been notified by the CEO or COO of his or her approved participation.

2.14 “Performance Award” shall mean the cash amounts awarded to a Participant under the terms of the Plan. Performance Awards shall usually be determined as a percentage of the Participant’s Base Compensation, subject to the Committee’s discretion.

2.15 “Performance Measure” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Committee in its discretion for any particular Plan Year, pursuant to the provisions of Section 4.3.

2.16 “Plan” shall mean this ADTRAN, Inc. Variable Incentive Compensation Plan, as amended from time to time.

2.17 “Plan Year” shall mean the 12-month period ending on each December 31; provided that if the Company’s fiscal year should be changed to any other 12-month period, then the Plan Year shall contemporaneously and automatically change to such 12-month period.

Section 3. Participation.

3.1 Eligibility to Participate. As soon as possible following the commencement of each Plan Year, the Committee shall specify by name or position the Participants eligible to participate in the Plan for that Plan Year. The Committee shall retain discretion to name as a Participant an employee hired or promoted into an eligible position for the first time after the commencement of the Plan Year. A Participant must remain employed by the Company through the date that payment of the Performance Awards is scheduled to be made for a Plan Year in order to be eligible to receive a Performance Award for that Plan Year, except in the case of a Change in Control as provided in Sections 7 and 8 below.

3.2 Termination of Participation. Except in the case of a Change in Control as provided in Sections 7 and 8 below, a Participant’s participation in the Plan shall terminate upon his or her termination of employment with the Company. The Committee shall retain the discretion to reduce participation in the Plan to a level less than full participation or to suspend or terminate participation of any Participant reassigned to substantially different duties, undertaking an authorized leave of absence or disqualified for any reason by the Committee. Notice of the reduction in participation or suspension or termination of any individual Participant shall be forwarded to the CEO or COO and the affected Participant or Participants in writing.

Section 4. Establishment of Performance Measures and Performance Awards.

4.1 Establishment of Performance Measures and Performance Awards. The Committee shall specify in writing the Performance Measures and Performance Awards which are to apply for a certain Plan Year with regard to each Participant or each group of Participants (by name or position), subject to the provisions of Sections 4.2 and 4.3. In its discretion, the Committee may establish minimum, target and maximum levels of Performance Measures and the related Performance Awards for each Plan Year. The

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Committee may establish Performance Measures for each Participant’s individual performance, as well as establishing Performance Measures based on corporate performance.

4.2 Performance Awards and Maximum Award. The amount of Performance Awards may vary among Participants and from Plan Year to Plan Year; however, no individual Performance Award to a Participant for a Plan Year shall exceed the Maximum Performance Award.

4.3 Performance Measures. The Committee shall establish its specific Performance Measures for a Plan Year by reference to any one or more of the following: (i) earnings before all or any taxes (“EBT”); (ii) earnings before all or any of interest expense, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before all or any of interest expense, taxes, depreciation, amortization and rent (“EBITDAR”); (iv) earnings before all or any of interest expense and taxes (“EBIT”); (v) net earnings; (vi) net income; (vii) operating income or margin; (viii) earnings per share; (ix) growth; (x) return on shareholders’ equity; (xi) capital expenditures; (xii) expenses and expense ratio management; (xiii) return on investment; (xiv) improvements in capital structure; (xv) profitability of an identifiable business unit or product; (xvi) profit margins; (xvii) stock price; (xviii) market share; (xix) revenue; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic value added; (xxv) industry indices; (xxvi) peer group performance; (xxvii) regulatory ratings; (xxviii) asset quality; (xxix) gross or net profit; (xxx) net sales; (xxxi) total shareholder return; (xxxii) sales (net or gross) measured by product line, territory, customers or other category; (xxxiii) earnings from continuing operations; (xxxiv) net worth; (xxxv) levels of expense, cost or liability by category, operating unit or any other delineation, and (xxxvi) such other reasonable criteria as the Committee may approve. Performance Measures may relate to the Company and/or one or more of its Affiliates, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines.

Section 5. Determination of Amount of Performance Awards.

5.1 Committee Certification Regarding Performance Measures. As soon as practicable following the end of each Plan Year, the Committee shall certify for each Participant whether the Performance Measures for that Plan Year have been met. If such Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.2 to adjust such awards. The Board shall have final approval of the amounts of the Performance Awards payable to the officers of the Company, as recommended and previously approved by the Committee.

5.2 Calculation of Performance Measures. The Committee shall have the authority to adjust or modify the calculation of the Performance Measure for a Plan Year in order to prevent the diminution or enlargement of the rights of the Participant based on one or more of the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report on Form 10-K for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual, extraordinary or nonrecurring events, or objectively determinable category thereof; and (h) a change in the Company’s fiscal year. All determinations of whether the Performance Measure has been achieved and all other matters related to this Section 5.2 shall be made by the Committee in its sole discretion.

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Section 6. Payment of Awards.

Performance Awards for a given Plan Year shall be paid in cash as soon as practicable following the certification by the Committee of the attainment of the Performance Measures. The Committee shall certify the attainment of the Performance Measures in a timely manner so that the Performance Awards shall be paid no later than 2 ½ months after the close of the applicable Plan Year. Notwithstanding the above and Section 3.1, the Board or Committee may provide, at the time it approves any Performance Award under Section 4.1, that such Performance Award will be paid in one or more installment payments, that such installment payments will be adjusted for earnings and losses to the date of payment based on a reasonable rate of interest or predetermined actual investment designated at the time of such approval, and that any installment payment is conditioned upon the Participant’s continuous employment by the Company through the date of the applicable payment (excluding certain terminations if designated by the Board or Committee).

Payments of Performance Awards (including installment payments) may be subject to deferral by the Participant pursuant to the provisions of any applicable deferred compensation plan maintained by the Company.

Section 7. Termination of Employment.

A Participant whose employment with the Company is terminated for any reason (voluntarily or involuntarily) prior to the scheduled date of a payment of all or a portion of a Performance Award for a Plan Year shall forfeit such payment; except that any Participant whose employment with the Company is terminated on or prior to, and in connection with, a Change in Control, shall continue to be entitled to the payment of his or her Performance Award for the prior Plan Year (if not yet paid), and for the Plan Year in which the Change in Control occurred as set forth in Section 8 below.

Section 8. Change in Control.

Except as approved by the Committee and reflected in a written agreement between the Company and a Participant, if a Change in Control occurs, then the Performance Measures and the Performance Award shall be automatically adjusted on a pro-rata basis (generally, based on the number of days in the Plan Year through the date of the Change in Control, divided by the number of total days in the Plan Year), and to reflect the time value of money. If the Committee, in its discretion, established minimum, target and maximum levels of Performance Measures and the related Performance Awards for such Plan Year, then the automatic adjustment described in this section shall apply to each such level. The Committee shall have the discretion to (i) certify whether each Participant has attained the Performance Measures (as adjusted) as of the date of the Change in Control or (ii) approve the payment of the Performance Award at the target level. Notwithstanding Section 6 above, each Participant shall receive, at the closing of the Change in Control, an immediate lump sum cash payment of any Performance Award (as adjusted) to which he or she is entitled under this section.

Section 9. Plan Administration.

9.1 Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or an Affiliate) as it may deem desirable for the administration

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of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including (without limitation) expenses for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee, or any other person involved in the administration of the Plan, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

9.2 Interpretation of Plan Provisions. The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee’s decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.

Section 10. Nonassignability.

No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.

Section 11. Effective Date and Term of Plan.

The Plan was originally effective as of January 1, 2006. The Plan shall continue in effect until terminated by the Board.

Section 12. Amendment of the Plan.

The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Plan Year already ended without the consent of each Participant whose rights under his or her Performance Award would be impaired by such amendment, modification or termination.

Section 13. General Provisions.

13.1 Unfunded Plan. The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.

13.2 Governing Law. The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Alabama, without giving effect to principles of conflicts of law.

13.3 Section Headings. The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan’s sections.

13.4 Effect on Employment. Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.

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13.5 No Limitation to Corporate Action. Nothing in the Plan shall preclude the Company from authorizing the payment to the Eligible Employees of other compensation, including (without limitation) base salaries, awards under any other plan of the Company or its Affiliates, any other incentive payments or bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

13.6 Successors. All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

13.8 Withholding of Taxes. The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any federal, state or local governmental authority.

13.9 Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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